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                    [AMERICA SERVICE GROUP INC. LETTERHEAD]         EXHIBIT 99.1

[AMERICA SERVICE GROUP INC. LOGO]

                                  NEWS RELEASE

FOR RELEASE:            DECEMBER 29, 1997
                        IMMEDIATE

    CONTACT:            BRUCE A. TEAL
                        VICE PRESIDENT FINANCE
                        (615) 376-1361

                      AMERICA SERVICE GROUP INC. ANNOUNCES
               ADJOURNMENT OF ITS SPECIAL MEETING OF STOCKHOLDERS
                             UNTIL JANUARY 20, 1998

NASHVILLE, TN (December 29, 1997) - America Service Group Inc. (NASDAQ:ASGR) announced today the adjournment until January 20, 1998, of its Special Meeting of Stockholders, which was scheduled to consider a merger between ASG and MedPartners, Inc. (NYSE:MDM). Scott L. Mercy, President and Chief Executive Officer of ASG, stated that the Special Meeting had been adjourned at the request of MedPartners, Inc. The Special Meeting will be held at 10:00 am at the office of Equitable Securities Corporation in downtown Nashville.

In announcing the adjournment, Mr. Mercy stated, "I have been assured by senior executives of MedPartners of their commitment to our transaction. MedPartners has confirmed to us that ASG has satisfied all its conditions to close the transaction." Accordingly, the parties have entered into an amendment to the Merger Agreement to eliminate the right of MedPartners to terminate the Merger Agreement due to the failure of any of those conditions.

"I believe that MedPartners has taken every step required to commit itself to consummating its acquisition of ASG as soon as possible. The amendments to the Merger Agreement reflect that commitment." Mr. Mercy continued.

America Service Group Inc. is a leading national provider of correctional health care services in the United States. America Service Group contracts with state, county and local government agencies to provide a wide range of on-site health care programs as well as off-site hospitalization and specialty outpatient care. The company employs 1500 medical, professional, and support staff nationally.